Filed pursuant to Rule 424(b)(3)
File No. 333-281099

A&Q MULTI-STRATEGY FUND

STATEMENT OF ADDITIONAL INFORMATION SUPPLEMENT

dated december 31, 2025

The information set forth below supplements and supersedes any contrary information contained in the Fund's Statement of Additional Information (the "SAI"), dated August 1, 2025. Prospective investors are urged to read carefully the Fund's Prospectus, SAI and Agreement and Declaration of Trust, as amended and restated from time to time, which are provided together with (or have preceded) this Supplement. Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Prospectus.

The Prospectus, the SAI, this Supplement and material incorporated by reference into the Fund's registration statement are published on the following website:

https://www.ubs.com/us/en/assetmanagement/capabilities/hedge-funds/hedge-fund-solutions.html.

The SAI also is available upon request and without charge by writing the Fund at c/o UBS Asset Management (Americas) LLC, 1285 Avenue of the Americas, 11th Floor, New York, New York 10019, or by calling (888) 793-8637. In addition, you may request other information about the Fund or make investor inquiries by calling (888) 793-8637. The SAI, material incorporated by reference into the Fund's registration statement and other information about the Fund also are available on the SEC's website (http://www.sec.gov). The address of the SEC's website is provided solely for the information of prospective investors and is not intended to be an active link.

If a prospective investor wishes to invest in the Fund, the investor must complete, execute and return the Fund's Investor Certificate, which is provided together with (or has preceded) this Supplement.

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The Adviser has moved to a new principal office located at 1285 Avenue of the Americas, 11th Floor, New York, New York 10019. Accordingly, all references in the Prospectus and SAI to the offices of the Fund and the Adviser are deleted in their entirety and replaced with the foregoing address. The office telephone number remains (888) 793-8637.